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                                                                   EXHIBIT 10(O)

H&R Block, Inc.                                Richard H. Brown
4410 Main Street                               President and
Kansas City, Missouri  64111                   Chief Executive Officer
(816) 932-7577
Fax (816)  753-8628

                                               June 18, 1996

Mr. George T. Robson
300 Caversham Road
Bryn Mawr, Pennsylvania  19010

Dear George:

        This letter confirms our recent verbal agreement to revise the terms of your employment with HRB Management, Inc. ("HRB"), and to make corresponding changes to such terms as set forth in my December 20, 1995 letter to you (the "Employment Letter").

        We have agreed that, effective immediately, item 6 of the Employment Letter is revised to read as follows:

        "6. You will be protected against a "Change of Control" of Block that is not initiated by Block, should such a Change of Control occur during the five-year period following the commencement of your employment with HRB. If at any time during the one-year period following such Change of Control, your employment is terminated without "cause" under Block's or HRB's policies in existence immediately prior to the Change of Control, or if you terminate your employment for any reason (or no reason) during the 60-day period following such Change of Control of Block, certain elements of your compensation will continue.

        "HRB will continue to pay your base salary for a two-year period following such termination; HRB will pay to you bonus compensation for the fiscal year in which the termination occurs and for the fiscal year following the year of termination, such bonus compensation to be equal to the target award amount for the year in which the termination occurs; vesting of nonvested stock options will accelerate and all stock options may be exercisable for three months following termination; and HRB will continue health, life and disability insurance benefits for up to two years following the termination to the extent that you do not obtain similar benefits from another party.


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Mr. George T. Robson
June 18, 1996
Page Two

        "A Change of Control means (i) acquisition of beneficial ownership of 50% or more of Block's voting securities by an individual, entity or group other than Block or any of its affiliates; (ii) approval by Block's stockholders of a reorganization, merger or consolidation of Block (whether by a single transaction or a series of related transactions), but only if the beneficial owners of Block common stock immediately before the transaction (or related transactions) do not, immediately after the transaction (or related transactions), beneficially own, directly or indirectly, more than 50% of the company resulting from the transaction (or related transactions); (iii) a complete liquidation or dissolution of Block or of the sale or other disposition of all or substantially all of the assets of Block; or (iv) turnover of more than a majority of the directors on the Board of Directors of Block as a result of a proxy contest or a series of proxy contests under the Securities and Exchange Commission proxy rules. Any event, transaction or series of transactions described in this paragraph that is initiated by Block shall not constitute a Change of Control under the terms of this letter.

        "On the fifth anniversary of your employment by HRB, Block will consider and discuss with you the possible extension of the Change of Control provisions.

        "The sale, distribution or other disposition by Block or any subsidiary of Block of all or substantially all of the common stock of CompuServe Corporation held directly or indirectly by Block on the date of this letter shall not constitute a Change of Control under the terms of this letter."

        If the foregoing reflects your understanding of our agreement, please sign and return a copy of this letter to me, and the terms of this letter will become effective.

Very truly yours,

HRB Management, Inc.                    Accepted and agreed to this 18th
                                        day of June, 1996:


/s/Richard H. Brown                     /s/George T. Robson
-----------------------------           ---------------------------
Richard H. Brown                        George T. Robson